UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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AMERICAN REPROGRAPHICS COMPANY
 (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN REPROGRAPHICS COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2009

To Our Stockholders:

We cordially invite you to attend the 2009 Annual Meeting of Stockholders of American Reprographics Company. The annual meeting will take place at The Westin Pittsburgh Convention Center, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222 on Thursday, April 30, 3009, at 9:00 a.m. EDT. We look forward to your attendance either in person or by proxy.

The purpose of the annual meeting is to:

1. Elect seven directors, each for a term of one year, or until their successors are elected and qualified;

2. Ratify the appointment of Deloitte & Touche LLP as American Reprographics Company’s independent auditors for fiscal year 2009; and

3. Transact any other business that may properly come before the annual meeting and any postponements or adjournments of the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual meeting of stockholders. Only stockholders of record at the close of business on March 20, 2009 will receive notice of, and be eligible to vote at, the annual meeting or any postponements or adjournments of the annual meeting. A list of such stockholders will be available at the annual meeting and during ordinary business hours ten days prior to the annual meeting at the office of the secretary of American Reprographics Company at 700 North Central Avenue, Suite 550, Glendale, California 91203. If you would like to review the stockholder list, please contact our secretary at 818-500-0225 to schedule an appointment.

A copy of American Reprographics Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is included with this mailing.

By order of the Board of Directors,

Jonathan R. Mather
Chief Financial Officer and Secretary

April 2, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on April 30, 2009

This proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT

Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope. This will ensure that your vote is counted even if you cannot attend the annual meeting in person. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

AMERICAN REPROGRAPHICS COMPANY

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

AMERICAN REPROGRAPHICS COMPANY
1981 North Broadway, Suite 385
Walnut Creek, California 94596
(925) 949-5100

April 2, 2009

PROXY STATEMENT

The Board of Directors (the “board” or “board of directors”) of American Reprographics Company is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf for the 2009 Annual Meeting of Stockholders (the “annual meeting” or “meeting”). The meeting will take place at The Westin Pittsburgh Convention Center, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222 on Thursday, April 30, 2009, at 9:00 a.m. EDT. In this proxy statement, we refer to American Reprographics Company as the “Company”, “we”, “us”, “our” or “ARC.” At the annual meeting, stockholders will vote on the election of seven directors, the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2009, and will transact any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Jonathan R. Mather, Chief Financial Officer and Secretary of ARC, and Kumarakulasingam Suriyakumar, the Chairman of the Board, President, Chief Executive Officer and a director of ARC, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about April 2, 2009.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE AND SUBMIT YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING AND VOTING INFORMATION

The board seeks your proxy for use in voting at the annual meeting or any postponements or adjournments of the meeting. The annual meeting will be held at The Westin Pittsburgh Convention Center, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222 on Thursday, April 30, 2009, at 9:00 a.m. EDT. We intend to begin mailing this proxy statement, the attached notice of annual meeting, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 on or about April 2, 2009 to all holders of our common stock, par value $0.001 per share, entitled to vote at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Purpose of the Annual Meeting

At the annual meeting, stockholders of ARC will be asked to:

1. Elect seven directors, each for a term of one year, or until their successors are elected and qualified; and

2. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2009.

Stockholders also will transact any other business that may properly come before the meeting. Members of ARC’s management team and a representative of Deloitte & Touche LLP, the Company’s recently-appointed independent auditors for fiscal year 2009, will be present at the meeting to respond to appropriate questions from stockholders. A representative of Deloitte & Touche LLP will also make a statement if he or she so desires.

Admission to the Annual Meeting

All record or beneficial owners of ARC’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a valid driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement showing ownership of ARC common stock on the record date of March 20, 2009. ARC also has invited certain ARC employees and certain agents of the Company to attend the annual meeting.

Record Date and Voting

The record date for the annual meeting is March 20, 2009. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is ARC’s common stock. Each outstanding share of common stock on the record date is entitled to one vote for all matters presented for a vote at the meeting. At the close of business on the record date, there were 45,227,156 shares of ARC common stock outstanding.

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the seven nominees to the board of directors; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2009.

Voting Shares Held in “Street Name”

If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the record holder), along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm, as the record holder, how to vote your shares and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of a non-discretionary item, your shares will be considered “broker non-votes” on that proposal. The election of directors and the ratification of appointment of ARC’s independent auditors are “discretionary” items on which your bank or brokerage firm will be entitled to vote your shares without your instructions.

As the beneficial owner of shares, you are invited to attend the meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

Treatment of Abstentions and “Broker non-votes”

Abstentions.  You may vote to abstain on any of the matters to be voted on at the annual meeting. Abstentions will be treated as shares present for determining whether or not a quorum is present at the annual meeting and entitled to vote on proposals presented at the meeting. A vote to abstain will have no effect on the vote to elect our directors, who are elected by a plurality of votes, but will be counted as a vote against the ratification of the appointment of our independent auditors.

“Broker non-votes.”  Broker non-votes occur when a broker is unable to vote on a non-discretionary item due to lack of instructions from the beneficial holder. Shares that are subject to broker non-votes will be treated as shares present for quorum purposes, but will not be counted for or against any particular proposal. Your broker is entitled to vote your shares on the election of directors (Proposal 1) and the ratification of the appointment of our independent auditors (Proposal 2), which are discretionary items.

Quorum

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of ARC common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Voting Instructions

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. By doing so, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a record holder, and attend the meeting in person, you may deliver your completed proxy card in person at the meeting. Additionally, we will pass out written ballots to record holders who wish to vote in person at the meeting. If you attend the annual meeting, please bring the enclosed proxy card or proof of identification. If you are the beneficial holder of shares held in street name, and you wish to vote at the meeting, you will need to obtain a proxy, executed in your favor, from your broker or other record holder and bring it with you to the meeting.

If your shares are held in street name, you may be able to vote your shares electronically by telephone or on the internet. A large number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the internet by following the instructions set forth on the voting form provided to you by your record holder.

Revoking your Proxy

If you are a record holder, you may revoke your proxy at any time before your shares are voted and change your vote:

•	by signing another proxy with a later date and delivering it prior to the annual meeting in accordance with the instructions set forth in this proxy statement;

•	by giving written notice of your revocation to the secretary of ARC prior to or at the meeting or by voting in person at the meeting; or

•	by attending the annual meeting and voting in person.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our secretary before your proxy is voted or you vote in person at the meeting. Any written notice of revocation, or later dated proxy, should be delivered to:

American Reprographics Company
700 North Central Avenue, Suite 550
Glendale, California 91203
Attention: Jonathan R. Mather, Secretary

If your shares are held by a broker or bank, you must contact them in order to find out how to change your vote.

Vote Required to Elect Directors

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees for director named in Proposal 1. This means that the seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected. If you vote “Abstain” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Nominee who is Unable to Stand for Election

If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Vote Required to Ratify the Appointment of ARC’s Independent Auditors

The ratification of the appointment of Deloitte & Touche LLP as ARC’s independent auditors for fiscal year 2009, as specified in Proposal 2, requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

Tabulating Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes. In addition, Broadridge Financial Solutions, Inc. will provide an inspector of elections at the annual meeting.

Solicitation of Proxies

ARC is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. We have asked banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

Other Business

We know of no other business that will be presented at the meeting. If any other matter properly comes before the Company’s stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

The board currently consists of seven directors, each of whom has been nominated to serve for a term of one year and until his successor is duly elected and qualified. Our board is not classified and thus all of our directors are elected annually.

Each of the nominees have consented to being named in this proxy statement and has agreed to serve as a member of the board if elected. The Company has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees as directors. This means that the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors.

The following table sets forth, with respect to each nominee, his name, the year in which he first became a director of ARC, and his age as of March 30, 2009.

	Year
Name	Elected		Age

Kumarakulasingam Suriyakumar	1998	(1)	56
Thomas J. Formolo	2000	(2)	44
Dewitt Kerry McCluggage	2006		54
Mark W. Mealy	2005		51
Manuel Perez de la Mesa	2002	(3)	52
Eriberto R. Scocimara	2006		73
James F. McNulty	2009	(4)	66

(1)	Served as an advisor of American Reprographics Holdings, L.L.C., a California limited liability company (“Holdings”) since 1998 and as a director of ARC since October 2004. We were previously organized as Holdings and immediately prior to our initial public offering on February 9, 2005, we reorganized as a Delaware corporation, American Reprographics Company.

(2)	Served as an advisor of Holdings since 2000 and as a director of ARC since October 2004.

(3)	Functioned as a director of Holdings since 2002 and as a director of ARC since October 2004.

(4)	Elected by the board on March 11, 2009 to fill a vacancy created upon the resignation of Sathiyamurthy Chandramohan from the board effective July 24, 2008.

The following is a brief description of the principal occupation and business experience of each of our directors during the past five years and their other affiliations.

Kumarakulasingam (“Suri”) Suriyakumar has served as the Company’s President and Chief Executive Officer since June 1, 2007, and he served as the Company’s President and Chief Operating Officer from 1991 until his appointment as Chief Executive Officer. On July 24, 2008, Mr. Suriyakumar was appointed Chairman of the Company’s Board of Directors. Mr. Suriyakumar served as an advisor of Holdings from March 1998 until his appointment as a director of American Reprographics Company in October 2004. Mr. Suriyakumar joined Micro Device, Inc. (our predecessor company) in 1989. He became the Vice President of Micro Device, Inc. in 1990. Prior to joining the Company, Mr. Suriyakumar was employed with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka. Mr. Suriyakumar is an active member of the International Reprographics Association (IRgA).

Thomas J. Formolo served as an advisor of Holdings from April 2000 until his appointment as a director of American Reprographics Company in October 2004. Since 1997, Mr. Formolo has been a partner of Code Hennessy & Simmons LLC, or CHS, a private equity firm based in Chicago, Illinois, that specializes in leveraged buyout and recapitalizations of middle market companies in partnership with company management through its private equity funds. He has been employed by CHS’s affiliates since 1990. Mr. Formolo is currently a director of the following companies: KB Alloys, LLC, AMF Bowling Worldwide, Inc., QubicaAMF Worldwide, S.a.r.L., Heartland Dental Care, Inc., Web Service Company, LLC and Suture Express, Inc.

Dewitt Kerry McCluggage was appointed a director of American Reprographics Company in February 2006 and lead independent director in July 2007. Mr. McCluggage currently serves as the President of Craftsman Films, Inc., which produces motion pictures and television programs, a company he started in January 2002. An active investor in media-related companies, Mr. McCluggage currently serves as a Director of ContentFilm (AIM: CFL), a UK based, publicly traded distributor of film and television product, and is actively involved with Trifecta Entertainment, LLC, offering independent syndication sales and barter advertising in the U.S. From 1991 to 2003, Mr. McCluggage served as Chairman of the Paramount Television Group where he was responsible for overseeing television operations. Prior to that, Mr. McCluggage served as President of Universal Television from 1987 to 1991.

Mark W. Mealy was appointed as a director of American Reprographics Company in March 2005. Mr. Mealy has served as Managing Partner of Colville Capital LLC, a private equity firm, since October 2005. Mr. Mealy also served as the Managing Director and Group Head of Mergers and Acquisitions of Wachovia Securities, Inc., an

investment banking firm, from March 2000 until October 2004. Mr. Mealy served as the Managing Director, Mergers and Acquisitions, of First Union Securities, Inc., an investment banking firm, from April 1998 to March 2000. Mr. Mealy is a current director of the following companies: Insource Contract Services, LLC, McCoy Sales Corporation and Morton Industrial Group Inc.

Manuel Perez de la Mesa functioned as a director for Holdings from July 2002 until his appointment as a director of American Reprographics Company in October 2004. Mr. Perez de la Mesa has been Chief Executive Officer of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, since May 2001 and has also been the President of Pool Corporation since February 1999. Mr. Perez de la Mesa served as Chief Operating Officer of Pool Corporation from February 1999 to May 2001. Mr. Perez de la Mesa serves as a director of Pool Corporation.

Eriberto R. Scocimara was elected as a director of American Reprographics Company in May 2006. Mr. Scocimara has served as the President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a privately managed investment company created by the President and Congress of the United States and funded by the U.S. Government, since 1994. Mr. Scocimara also has served as the President and Chief Executive Officer of Scocimara & Company, Inc, a financial consulting firm, since 1984. Mr. Scocimara has over 30 years of experience in corporate management, acquisitions and operational restructuring. Mr. Scocimara serves as a director of Euronet Worldwide, Incorporated (NASDAQ: EEFT).

James F. McNulty was elected as a director of American Reprographics Company on March 11, 2009 to fill a vacancy created by the resignation of Sathiyamurthy Chandramohan from the board effective July 24, 2008. Mr. McNulty served as Chairman of the Board of Directors of Parsons Corporation (“Parsons”), an international engineering, construction and management services firm based in Pasadena, California, until November 2008 and as Parson’s Chief Executive Officer until May 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES

CORPORATE GOVERNANCE PROFILE

We are committed to good corporate governance practices and as such we have adopted the American Reprographics Company Corporate Governance Guidelines to enhance the effectiveness of our corporate governance practices. A copy of our corporate governance guidelines can be accessed on our website, www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page and then selecting “Corporate Governance” from the Investor Relations webpage. You can request a printed copy of our Corporate Governance Guidelines, at no cost, by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, attention David Stickney, Vice President Corporate Communications.

The corporate governance guidelines govern, among other things, board member responsibilities, committees, compensation, access, education, management succession, and performance evaluation. The guidelines also set forth director qualification standards and the factors to be considered in making nominations to the board. While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the corporate governance guidelines provide that the Nominating and Corporate Governance Committee and the board should take into account the following criteria, among others, in considering directors and candidates for the board:

•	Judgment, experience, skills and personal character of the candidate; and

•	the needs of the board.

The board’s practice is to hold regularly scheduled executive sessions without management. The Nominating and Corporate Governance Committee selects from among our independent directors a lead director to chair the executive sessions of the non-management directors.

We have adopted a Code of Conduct applicable to all employees, officers and directors, including our President and Chief Executive Officer and our Chief Financial Officer which meets the definition of a “code of ethics” set forth in Item 406 of Regulation S-K of the Securities and Exchange Act of 1934 (“Exchange Act”). A copy of our Code of Conduct can be accessed on our website, www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page and then selecting “Corporate Governance” from the Investor Relations webpage. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”), on our internet site.

Our stockholders may recommend director nominees, and the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. To date, we have not received any recommendations from our stockholders requesting that the board or any of its committees consider a nominee for inclusion among the board’s slate of nominees in the proxy statement for our annual meeting. A stockholder wishing to submit a director nominee recommendation should comply with the applicable provisions of our amended and restated bylaws and the provisions set forth herein under the heading “Stockholder Proposals and Nominations.” We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by the board, although the Nominating and Corporate Governance Committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The Nominating and Corporate Governance Committee will consider all relevant qualifications as well as the needs of the Company in order to comply with NYSE listing standards and SEC rules.

Director Independence

As required by NYSE rules, our board evaluates the independence of its members at least annually, and at other appropriate times (e.g., in connection with a change in employment status) when a change in circumstances could potentially impact the independence of one or more directors.

Under NYSE rules, a director is independent if the board affirmatively determines that he or she currently has no direct or indirect material relationship with the Company or any of its consolidated subsidiaries. In addition, a director must meet each of the following standards to be considered independent under NYSE rules:

•	The director is not and has not been an employee of the Company, and no member of the director’s immediate family is or has served as an executive officer of the Company or any of its consolidated subsidiaries, during the last three years.

•	Neither the director nor any member of the director’s immediate family has received more than $120,000 in direct compensation from the Company or any of its consolidated subsidiaries (excluding director and committee fees, pensions or deferred compensation for prior service) during any 12-month period within the last three years.

•	The director: (i) is not, and does not have an immediate family member that is a current partner of a firm that is the Company’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm and personally works on the Company’s, or any of its consolidated subsidiaries’, audit; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Company’s, or any of its consolidated subsidiaries’, audit within that time.

•	Neither the director nor any member of the director’s immediate family is or has been employed within the last three years as an executive officer of any company whose compensation committee, or the compensation committee of any of its consolidated subsidiaries, includes or included an executive officer of the Company.

•	The director is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Company or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company.

In determining whether a material relationship exists between the Company and each director, the board broadly considers all relevant facts and circumstances, including:

•	The nature of any relationships with the Company.

•	The significance of the relationship to the Company, the other organization and the individual director.

•	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits.

•	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.

•	If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, whether contributions from the Company, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

Pursuant to the Company’s Corporate Governance Guidelines, all members of the Audit Committee must also meet the following requirements:

•	Director’s fees are the only compensation that members of the Audit Committee may receive from the Company or any of its consolidated subsidiaries. Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its consolidated subsidiaries (other than in his or her capacity as a member of the Audit Committee, the board, or any other committee of the board).

•	No member of the Audit Committee may be an “affiliated person” of the Company, or any of its consolidated subsidiaries, as such term is defined under applicable SEC rules.

After considering the policies set forth in our corporate governance guidelines and the standards for independence adopted by the NYSE described above, the board determined that, in its judgment, current directors Messrs. Formolo, McCluggage, Mealy, Perez de la Mesa, Scocimara and McNulty are independent. The board also determined that all members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent. Messrs. Mealy, Perez de la Mesa and Scocimara are the members of the Audit Committee, Messrs. Perez de la Mesa, Formolo and McCluggage are the members of the Compensation Committee and Messrs. McCluggage, Mealy and Scocimara are the members of the Nominating and Corporate Governance Committee.

Compensation of Directors

Cash Compensation

We pay an annual cash fee of $40,000 to each of our non-employee directors, payable quarterly. In addition, non-employee directors receive $5,000 cash per year for duties as chairman of any committee of our board of directors.

Equity Compensation

In addition to cash fees, effective as of our 2007 annual meeting of stockholders, we implemented a practice of granting each non-employee director a restricted stock award under our 2005 Stock Plan for that number of shares of our common stock having an aggregate grant date value equal to $60,000, based on the closing price of our common stock on the NYSE on the date of grant. In light of the current economic environment, the Compensation Committee recently approved a reduction in the value of the equity compensation of our non-employee directors, effective as of our 2009 annual meeting of stockholders, from $60,000 to $50,000 aggregate grant date value (as computed in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”)). Grants of restricted stock to our non-employee directors are made on the date of our annual meeting of stockholders, without any further action of our board of directors, and compensates each non-employee director for his or her service since the later of (a) the last preceding annual meeting of stockholders, or (b) the date on which he or she was elected or appointed for the first time to be a non-employee director. Each of the restricted stock awards granted to our non-employee directors during fiscal year 2007 vests at the rate of 1/12th per month of continuous service by the director. Each of the restricted stock awards granted to our non-employee directors during fiscal year 2008 vest 100% on the one-year anniversary of the grant date.

Reimbursements

We reimburse our employee and non-employee directors for reasonable travel expenses relating to attendance at our board meetings and participating in director continuing education.

The following table summarizes compensation earned by our non-employee directors during fiscal year 2008. Mr. Suriyakumar, our Chairman of the Board, President and Chief Executive Officer, does not receive additional compensation for serving on our Board of Directors.

Director Compensation
For Fiscal Year Ended December 31, 2008

	Fees
	Earned or
	Paid in		Stock	Option	All Other
	Cash		Awards(1)(2)	Awards	Compensation		Total(3)
Name	($)		($)	($)	($)		($)

Sathiyamurthy Chandramohan(4)(5)			100,000		325,000	(6)	425,000
Thomas J. Formolo(7)	40,000		65,002				105,002
Dewitt Kerry McCluggage(8)	45,000	(9)	65,002				110,002
Mark W. Mealy(10)	45,000	(11)	65,002				110,002
Manuel Perez de la Mesa(12)	45,000	(13)	65,002				110,002
Eriberto R. Scocimara(14)	40,000		65,002				105,002

(1)	Reflects restricted stock awards granted under our 2005 Stock Plan, as described above. One-twelfth of the shares subject to the restricted stock awards granted to non-employee directors in 2007 vest monthly from the date of grant. One hundred percent of the shares subject to restricted stock awards granted in 2008 vest on the one-year anniversary of the date of grant.

(2)	The amounts shown in this column do not reflect the amounts actually received by the director. Instead, the amounts shown reflect the amount of expense recognized by the Company in accordance with FAS 123R (excluding any forfeiture assumptions) in 2008 as compensation costs for equity awards granted to the director. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	The amount of total compensation does not include amounts paid as reimbursement for reasonable travel expenses to attend board meetings and to participate in director continuing education.

(4)	Mr. Chandramohan resigned as our Chairman of the Board and from our Board of Directors effective July 24, 2008.

(5)	As of December 31, 2008, 15,504 shares of restricted stock, awarded to Mr. Chandramohan under the 2005 Stock Plan, were outstanding.

(6)	Effective January 1, 2008, the Company entered into a consulting arrangement with Mr. Chandramohan pursuant to which Mr. Chandramohan received $325,000 in exchange for rendering consulting services to our Board of Directors during 2008. Mr. Chandramohan’s consulting arrangement is described in greater detail in the “Certain Relationships and Related Transactions” section of this proxy statement.

(7)	As of December 31, 2008, options to purchase 13,851 shares and 5,616 shares of restricted stock, awarded to Mr. Formolo under the 2005 Stock Plan, were outstanding.

(8)	As of December 31, 2008, options to purchase 3,997 shares and 5,616 shares of restricted stock, awarded to Mr. McCluggage under the 2005 Stock Plan, were outstanding.

(9)	Includes cash compensation of $5,000 for serving as Chairman of the Nominating and Corporate Governance Committee.

(10)	As of December 31, 2008, options to purchase 13,851 shares and 5,616 shares of restricted stock, awarded to Mr. Mealy under the 2005 Stock Plan, were outstanding.

(11)	Includes cash compensation of $5,000 for serving as Chairman of the Audit Committee.

(12)	As of December 31, 2008, options to purchase 39,351 shares and 5,616 shares of restricted stock, awarded to Mr. Perez de la Mesa under the 2005 Stock Plan, were outstanding.

(13)	Includes cash compensation of $5,000 for serving as Chairman of the Compensation Committee.

(14)	As of December 31, 2008, options to purchase 3,997 shares and 5,616 shares of restricted stock, awarded to Mr. Scocimara under the 2005 Stock Plan, were outstanding.

Director Attendance at Annual Meeting

Six out of seven of the members of the board of directors who were standing for re-election attended the Company’s 2008 annual meeting of stockholders. Although we do not have a formal policy regarding the attendance by members of the board at such meetings of stockholders, we encourage the members of the board to attend.

Board Meetings

The Company’s board of directors held four board meetings and took action by unanimous written consent without a meeting on one occasion and by electronic transmission on one occasion in 2008. In 2008, all incumbent directors of the Company attended at least 75% of the aggregate of the meetings of the board and the committees on which they served.

Board Committees

Currently, the committees of the board include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Committee memberships are as follows:

Nominating and
Corporate Governance
Audit Committee	Compensation Committee	Committee

Mark W. Mealy (Chairman)	Manuel Perez de la Mesa (Chairman)	Dewitt Kerry McCluggage (Chairman)
Manuel Perez de la Mesa	Thomas J. Formolo	Mark W. Mealy
Eriberto R. Scocimara	Dewitt Kerry McCluggage	Eriberto R. Scocimara

Audit Committee

The Audit Committee is governed by the Audit Committee Charter, which can be found in the Corporate Governance Section under Investor Relations on our website, www.e-arc.com, and is available in print, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, attention David Stickney, Vice President Corporate Communications.

The functions of our Audit Committee are described in the Audit Committee Charter and include, among other things the following: (i) reviewing the adequacy of our system of internal accounting controls; (ii) reviewing the results of the independent registered public accounting firm’s annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; (iii) reviewing our audited financial statements and discussing the statements with management; (iv) reviewing disclosures by our independent registered public accounting firm concerning relationships with the Company and the performance of our independent registered public accounting firm and annually recommending the independent registered public accounting firm; and (v) preparing such reports or statements as may be required by securities laws. The Audit

Committee Charter provides that the Audit Committee shall meet as often as it determines advisable but no less frequently than quarterly.

The members of our Audit Committee are Mark W. Mealy, Manuel Perez de la Mesa and Eriberto R. Scocimara. Our board of directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy that are applicable to audit committee members under the rules and regulations of the SEC and NYSE. Our board of directors has determined that Mark W. Mealy is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For the last 17 years, Mr. Mealy has served in various positions in which he analyzed financial statements in connection with the refinance, recapitalization and restructure of debt and equity securities and the evaluation of mergers and acquisitions. Our board of directors has determined that Manuel Perez de la Mesa also is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE as a result of his education and experience actively supervising a principal financial officer and controller. Our board of directors also has determined that Mr. Scocimara is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For more than 37 years Mr. Scocimara has served in various positions in which he analyzed financial statements in connection with corporate management, financial consulting, acquisition and development of manufacturing companies, and operational restructuring. Mr. Scocimara has also served as audit committee chair for Roper Industries, Inc., Carlisle Companies Incorporated, and Quaker Fabric Corporation, publicly-owned companies.

The Audit Committee met six times and took action by unanimous written consent without a meeting on one occasion in 2008.

Compensation Committee

The Compensation Committee is governed by the Compensation Committee Charter, which can be found in the Corporate Governance Section under Investor Relations on our website, www.e-arc.com, and is available in print, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, attention David Stickney, Vice President Corporate Communications. The functions of the Compensation Committee are described in the Compensation Committee Charter and include, among other things, evaluating and approving director and officer compensation, benefit and perquisite plans, policies and programs and producing a compensation committee report on executive officer compensation.

The board has determined that all of the members of its Compensation Committee meet the definition of an independent director as established by the NYSE.

The Compensation Committee met three times and took action by unanimous written consent without a meeting on one occasion and by electronic transmission on one occasion in 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which can be found in the Corporate Governance Section under Investor Relations on our website, www.e-arc.com, and is available in print, at no cost, to any stockholder who requests it by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, attention David Stickney, Vice President Corporate Communications.

The functions of the Nominating and Corporate Governance Committee are described in the Nominating and Corporate Governance Committee Charter and include, among other things, identifying individuals qualified to become members of the board, selecting or recommending to the board the nominees to stand for election as directors, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board and management.

The Board has determined that all of the members of its Nominating and Corporate Governance Committee meet the definition of an independent director as established by the NYSE.

The Nominating and Corporate Governance Committee met five times in 2008.

All of the nominees listed under Proposal 1 (Election of Directors) are directors standing for re-election, with the exception of James F. McNulty. The Company engaged a third-party recruiting firm to identify and evaluate potential candidates to fill the vacancy on the board resulting from the resignation of Sathiyamurthy Chandramohan from the board effective July 24, 2008. Based on the results of that candidate search, the Nominating and Corporate Governance Committee recommended that Mr. McNulty be elected to fill the then existing vacancy on the board and Mr. McNulty was elected by the board to fill that vacancy on March 11, 2009.

Stockholder Communications with Directors

Stockholders seeking to communicate with the board should send correspondence to the secretary, American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203. The secretary will forward all such communications (excluding routine advertisements and business solicitations and communications which the secretary, in his sole discretion, deems to be a security risk or for harassment purposes) to each member of the board, or if applicable, to the individual director(s) named in the correspondence.

ARC reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and ARC also reserves the right to verify ownership status before forwarding stockholder communications to the board and/or individual directors.

The secretary will determine the appropriate timing for forwarding stockholder communications to the directors. The secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other board materials in advance of the next scheduled board meeting.

If a stockholder or other interested person seeks to communicate exclusively with the non-employee directors, such communication should be sent directly to the secretary who will forward any such communication directly to the Chairman of the Nominating and Corporate Governance Committee. The secretary will first consult with and receive the approval of the Chairman of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

EXECUTIVE OFFICERS

Our executive officers are appointed by our board of directors and serve at the discretion of our board of directors. The names, ages and positions of all of our executive officers as of March 30, 2009 are listed below:

Name	Age	Position

Kumarakulasingam Suriyakumar	56	Chairman; President; Chief Executive Officer
Jonathan R. Mather	58	Chief Financial Officer; Secretary
Rahul K. Roy	49	Chief Technology Officer
Dilantha Wijesuriya	47	Senior Vice President — National Operations

The following is a brief description of the business experience of each of our executive officers during the past five years and their other affiliations. Biographical information for Mr. Suriyakumar is provided above under “Nominees for Director.”

Jonathan R. Mather joined American Reprographics Company as its Chief Financial Officer in December 2006. From 2001 to 2006, Mr. Mather was employed at NETGEAR, a manufacturer of computer networking products, as its Executive Vice President and Chief Financial Officer. Before NETGEAR, from July 1995 to March 2001, Mr. Mather worked at Applause Inc., a consumer products company, where he served as President and Chief Executive Officer from 1998 to 2001, as Chief Financial Officer and Chief Operating Officer from 1997 to 1998 and as Chief Financial Officer from 1995 to 1997. From 1985 to 1995, Mr. Mather was employed with Home Fashions

Inc., a consumer products company, where he served as Chief Financial Officer from 1992 to 1995, and as Vice President, Finance, of an operating division, Louverdrape, from 1988 to 1992. Prior to that, he spent more than two years at the semiconductor division of Harris Corporation, a communications equipment company, where he served as the Finance Manager of the offshore manufacturing division. He also worked in public accounting for four years with Coopers & Lybrand (now part of PricewaterhouseCoopers LLP) and for two years with Ernst & Young. Mr. Mather has an M.B.A. from Cornell University. He is a Certified Management Accountant (C.M.A.) and a Fellow Chartered Accountant (F.C.A.).

Rahul K. Roy joined Holdings as its Chief Technology Officer in September 2000. Prior to joining the Company, Mr. Roy was the founder, President and Chief Executive Officer of MirrorPlus Technologies, Inc., which developed software for the reprographics industry, from August 1993 until it was acquired by the Company in 1999. Mr. Roy also served as the Chief Operating Officer of InPrint, a provider of printing, software, duplication, packaging, assembly and distribution services to technology companies, from 1993 until it was acquired by the Company in 1999.

Dilantha Wijesuriya was appointed as the Company’s Senior Vice President — National Operations effective August 7, 2008. Mr. Wijesuriya joined Ford Graphics, a division of the Company, in January of 1991. He subsequently became president of that division in 2001, and became a Company regional operations head in 2004, which position he retained until his appointment as the Company’s Senior Vice President — National Operations. Prior to his employment with the Company, Mr. Wijesuriya was a divisional manager with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka.

AUDIT COMMITTEE REPORT AND DISCLOSURES

All of the members of the Audit Committee are independent directors as required by the rules of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the board.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the board. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2008 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under standards established by the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in rule 3200T. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee has recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Mark W. Mealy, Chairman
Manuel Perez de la Mesa
Eriberto R. Scocimara

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table sets forth information, as of March 20, 2009, regarding the beneficial ownership of our common stock by:

•	each person who is known to us to own beneficially more than 5% of our common stock;

•	all directors and executive officers as a group; and

•	each of our directors and our executive officers named in the Summary Compensation Table.

The table includes all shares of common stock issuable within 60 days of March 20, 2009 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The applicable percentage of ownership for each stockholder is based on 45,227,156 shares of common stock outstanding as of March 20, 2009, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to this table, beneficial ownership is direct and the persons named in the table below have sole voting and sole investment control regarding all shares beneficially owned.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Principal Stockholders:
Micro Device, Inc.	5,684,842	12.6%
Times Square Capital Management, LLC(1)	2,453,900	5.4%
1177 Avenue of the Americas — 39th Floor New York, NY 10036
T. Rowe Price Associates, Inc.(2)	2,841,900	6.3%
100 E. Pratt Street Baltimore, MD 21202
Daruma Asset Management, Inc.(3)	2,425,700	5.4%
80 West 40th Street, 9th Floor New York, NY 10018
Sathiyamurthy Chandramohan(4)(5)(6)	7,065,167	15.6%
Directors and Executive Officers:
Kumarakulasingam Suriyakumar(4)(5)(7)	7,810.766	17.3%
Thomas J. Formolo(8)(9)(10)	77,786	**
Jonathan Mather(11)	90,625	**
Dewitt Kerry McCluggage(10)(12)	9,613	**
James F. McNulty	0	0
Mark W. Mealy(9)(10)(13)	69,467	**
Manuel Perez de la Mesa(10)(14)	64,967	**
Rahul K. Roy(15)	461,253	1.0%
Eriberto R. Scocimara(10)(12)	9,613	**
Dilantha Wijesuriya(16)	324,550	**
All directors and executive officers as a group (ten persons)	8,918,640	19.7%

*	Except as otherwise noted, the address of each person listed in the table is c/o American Reprographics Company, 1981 N. Broadway, Suite 385, Walnut Creek, California 94596.

**	Less than one percent of the outstanding shares of common stock.

(1)	We have obtained this information concerning the common stock beneficially owned by Times Square Capital Management, LLC as of December 31, 2008 based solely on a Schedule 13G filed by Times Square Capital Management, LLC on February 11, 2009. According to the Schedule 13G, Times Square Capital Management, LLC has sole voting power with respect to 2,205,800 shares and sole dispositive power with respect to 2,453,900 shares.

(2)	We have obtained this information concerning the common stock beneficially owned by T. Rowe Price Associates, Inc. as of December 31, 2008 based solely on a Schedule 13G amendment filed by T. Rowe Price Associates, Inc. on February 13, 2009. According to the Schedule 13G amendment, T. Rowe Price Associates, Inc. has sole voting power with respect to 432,600 shares and sole dispositive power with respect to 2,841,900 shares.

(3)	We have obtained this information concerning the common stock beneficially owned by Daruma Asset Management, Inc. (“Daruma”) as of December 31, 2008 based solely on a Schedule 13G filed by Daruma and Mariko O. Gordon, who owns in excess of 50% of the outstanding voting stock of Daruma, on February 13, 2009. According to the Schedule 13G, Daruma has sole voting power with respect to 790,800 shares and sole dispositive power with respect to 2,425,700 shares. Each of Daruma and Mariko O. Gordon disclaim beneficial ownership of such shares.

(4)	Includes 5,684,842 shares held by Micro Device, Inc. As Messrs. Chandramohan and Suriyakumar have ownership interests of 56% and 44%, respectively, in Micro Device, Inc. and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(5)	Includes 690,437 shares held by Dieterich Post Company. As Messrs. Chandramohan and Suriyakumar have ownership interests of 47.6% and 37.4%, respectively, in Dieterich Post Company and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(6)	Includes 15,504 shares of restricted stock which remain subject to a repurchase option in favor of the Company which lapses on March 27, 2012.

(7)	Includes 762,503 shares held by the Suriyakumar Family Trust, the Suriyakumar Annuity Trust I and the Suriyakumar Annuity Trust II. Mr. Suriyakumar and his spouse, as trustees of the Suriyakumar Family Trust, the Suriyakumar Annuity Trust I and the Suriyakumar Annuity Trust II, share voting and investment power over these shares.

(8)	Includes 12,740 shares held by Danish-Italian Investors, L.P., Series A. Mr. Formolo could be deemed to have beneficial ownership of all of these shares but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(9)	Includes 13,851 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 20, 2009.

(10)	Includes 3,650 shares which remain subject to a repurchase option in favor of the Company which lapses on May 2, 2009 and 1,966 shares which remain subject to a repurchase option which lapsed on May 22, 2008.

(11)	Includes 90,625 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 20, 2009.

(12)	Includes 3,997 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 20, 2009.

(13)	Includes 50,000 shares held by Eastover Group LLC. Mr. Mealy has controlling voting and investment power over these shares.

(14)	Includes 39,351 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 20, 2009 and 6,000 shares held by Mr. Perez’s children.

(15)	Includes 433,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 20, 2009. Includes 28,253 shares which remain subject to a reacquisition option in favor of the

Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on November 10, 2011.

(16)	Includes 26,500 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 20, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 regarding all compensation plans previously approved by our security holders and all compensation plans not previously approved by our security holders.

				(c)
				Number of Securities
	(a)		(b)	Remaining Available for Future
	Number of Securities to		Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise		Exercise Price of	Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders
• 2005 Stock Plan	2,281,146	(1)	$19.49	2,557,093	(2)
• 2005 Employee Stock Purchase Plan	3,087		$11.48	370,643
Equity compensation plans not approved by stockholders	—		$—	—

Total	2,284,233		$—	2,927,736

(1)	Represents outstanding options granted under the 2005 Stock Plan to acquire common stock.

(2)	The total shares of common stock currently reserved and authorized for issuance under the 2005 Stock Plan equals 5,000,000 shares of common stock. This authorization automatically increases annually on the first day of our fiscal year, through and including 2010, by the lesser of (i) 1.0% of the outstanding shares on the date of the increase; (ii) 300,000 shares; or (iii) such smaller number of shares determined by our board of directors. The board may elect to increase, with stockholder approval, or reduce the number of additional shares authorized in any given year.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee of the board of directors of the Company, which is comprised solely of independent directors, administers the Company’s stock plan and reviews and makes recommendations to the board of directors regarding compensation and benefits of our executive officers. After consideration of the Compensation Committee’s recommendations, the entire board of directors reviews and approves the salaries, bonuses and benefit programs for the Company’s executive officers. The Compensation Committee has the authority to engage the services of outside consultants to assist it. Additionally, the Compensation Committee relies upon data, analyses and recommendations from the Chief Executive Officer in determining the compensation of our non-executive officers.

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied directly to achievement of our overall operating and financial goals and, in turn, increase stockholder value over the long term. We believe it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, reflect our assessment of Company and individual performance and be easy to administer. We intend that this simplicity reduce the time and cost involved in setting and implementing our compensation policies and calculating payments under such policies, and increase the transparency of our compensation policies. With this in mind, our compensation program provides our executive officers with the incentive to increase our revenues and earnings per share, to develop and enhance our industry-leading technology, to execute the Company’s long term strategic plan, and allows us a framework for measuring and rewarding such performance.

Specifically, our executive compensation program for 2008 consisted of three primary elements: base salary, annual incentive bonuses and stock options and restricted stock awards. These elements of executive compensation are discussed in greater detail in “Elements of Executive Compensation” below and are included in the Summary Compensation Table in this proxy statement.

Objectives

The objectives of our executive compensation program are (a) to link executive compensation to continuous improvements in corporate and individual performance and an increase in stockholder value and (b) to attract and retain key talent. Our executive compensation program goals include the following:

•	To establish pay levels that attract, retain and motivate highly qualified executive officers, taking into account the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;

•	To align executive officer remuneration with the interests of our stockholders;

•	To recognize superior individual performance;

•	To balance base and incentive compensation to complement the Company’s annual and long-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through individual performance;

•	To provide compensation opportunities based on the Company’s performance; and

•	To provide long-term incentives and encourage equity participation by executive officers.

The Compensation Committee believes that these goals are equally appropriate for our non-executive officers, and has established that annual incentive bonuses and stock option grants be included as fundamental elements of their compensation. Therefore, the Compensation Committee determined that, beginning in 2008, the compensation of certain of the Company’s non-executive officers include an element directly tied to the Company’s achievement of its forecasted annual pre-tax earnings per share on a fully-diluted basis (“EPS”).

Elements of Executive Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their respective responsibilities, taking into account competitive market compensation paid by similarly-sized companies for similar positions. We intend that base salaries for fixed-term periods will attract exceptionally talented executive officers and provide them with a reasonable and secure standard of living, based on the executive officer’s position within the organization and geographical location.

Prior to entering into employment agreements with certain of our executive officers in February 2005, under which their base salaries were established, our then governing board of advisors (prior to our reorganization as a Delaware corporation) engaged Mercer Human Resource Consulting (“Mercer”) to provide broad-based third-party survey data regarding base salary, annual incentive bonuses, long-term incentive compensation and other elements of executive remuneration for each of our executive officer positions, and recommendations for contracts between us and our executive officers. Based on Mercer’s data and recommendations at that time, the Company entered into employment agreements with three-year initial terms — through February 9, 2008 — with each of Mr. Chandramohan, our former Chairman and Chief Executive Officer, Mr. Suriyakumar, then our President and Chief Operating Officer (now our Chairman, President and Chief Executive Officer), and Mr. Roy, our Chief Technology Officer, setting their respective base salaries within approximately 10% of the salaries proposed by Mercer. We did not adjust the base salaries for Messrs. Chandramohan, Suriyakumar and Roy during the initial three-year terms of their employment agreements.

In connection with Mr. Chandramohan’s June 1, 2007 retirement as Chief Executive Officer, the Company agreed to continue to pay his base salary though the end of 2007 in consideration of his prior service to the Company. Effective January 1, 2008, the Company and Mr. Chandramohan entered into a consulting arrangement with a one-year initial term, whereby Mr. Chandramohan agreed to serve as a consultant to the Company’s Board of Directors in exchange for compensation in the amount of $325,000 per year for such services. The initial term of Mr. Chandramohan’s consulting arrangement was subsequently extended until June 30, 2010. The consulting arrangement between the Company and Mr. Chandramohan is described in greater detail in the “Certain Relationships and Related Transactions” section of this proxy statement. Following his retirement, Mr. Chandramohan remained as Chairman of our board of directors until he resigned his position as Chairman effective July 24, 2008.

On July 27, 2007, we amended Mr. Suriyakumar’s employment agreement to extend its term until February 9, 2011 and to appoint him as our President and Chief Executive Officer. Mr. Suriyakumar’s base salary was not increased from that fixed under his original February 2005 agreement because we believe that a key element of our President and Chief Executive Officer’s annual compensation should be paid in the form of an annual incentive bonus based on the Company’s earnings, as described below.

The original term of Mr. Roy’s employment agreement expired on February 9, 2008, but was automatically extended on a year-to-year basis thereafter. On April 17, 2008, we amended Mr. Roy’s employment agreement to extend its term until March 31, 2011 and to increase his base salary from $400,000 to $450,000. This increase in base salary was intended to recognize Mr. Roy’s accomplishments in developing our suite of proprietary software products and applying his technological expertise to the reprographics industry in general, and to compensate him, in part, with a base salary that is competitive with compensation paid to comparable executive officers of similarly-sized companies.

When we hired Mr. Mather as our Chief Financial Officer in December 2006, we entered into an employment agreement with a three-year initial term that fixed Mr. Mather’s salary upon the recommendation of the Compensation Committee. In determining Mr. Mather’s base salary, we considered our revenue growth since the date of Mercer’s report, as well as then-existing market competitive factors to recruit a Chief Financial Officer with experience comparable to Mr. Mather, who served as NETGEAR’s Chief Financial Officer until he joined the Company. On April 17, 2008, we amended Mr. Mather’s employment agreement to extend its term until March 31, 2012 and to increase his base salary from $360,000 to $375,000. As was the case with the increase in Mr. Roy’s base salary, the increase in Mr. Mather’s base salary was intended to reflect base salaries paid by companies of similar size to officers of comparable positions and to acknowledge and reward Mr. Mather’s performance as our Chief Financial Officer, as is consistent with the Company’s compensation objectives and philosophy.

Dilantha Wijesuriya was promoted from his prior position with the Company and appointed our Senior Vice President — National Operations effective August 7, 2008. In connection with Mr. Wijesuriya’s appointment as one of our executive officers, his base salary was set at $250,000, which we consider to be competitive with compensation paid to executive officers of similarly-sized companies based on the nature and scope of Mr. Wijesuriya’s position as Senior Vice President — National Operations. On February 23, 2009, the Company entered into an employment agreement with Mr. Wijesuriya, reflecting his position as our Senior Vice President — National Operations, effective as of August 7, 2008, with an initial three-year term.

Annual Incentive Bonus

We utilize annual bonuses payable in cash or, at an executive officer’s election in shares of our common stock, to focus corporate behavior on improved financial performance and achievement of specific annual objectives. Our annual incentive bonuses, as opposed to our stock option and restricted stock grants described below, are designed to reward our executive officers for their performance during the most recent fiscal year. We believe that the immediacy of these annual bonuses, in contrast to equity grants vesting over a longer time period, provides a more direct incentive to our executive officers to drive the Company’s current financial performance and meet their respective individual objectives. We intend for our annual incentive bonuses to be an important motivating factor for our executive officers, and we thus apportion a substantial percentage of their total annual compensation to these bonuses.

President and Chief Executive Officer

We adopted the recommendation of Mercer in connection with the executive employment agreements signed in February 2005 to base the annual incentive bonuses for our President and Chief Executive Officer solely on year-over-year growth of our EPS. We did so based on our belief that a substantial portion of our President and Chief Executive Officer’s anticipated annual compensation should be directly tied to driving earnings — the most important measure of the Company’s performance — and that aligning the interests of Mr. Suriyakumar in maximizing annual compensation with the interests of our stockholders in this manner is appropriate, especially since Mr. Suriyakumar is one of our founders and remains among the Company’s largest stockholders.

Pursuant to our employment agreement with Mr. Suriyakumar, he is entitled to receive an annual incentive bonus in an amount equal to $60,000 for each full percentage point by which our EPS for the applicable fiscal year exceeds by more than 10% the EPS for the immediately preceding fiscal year, after taking into account the amounts of the incentive bonuses earned by Mr. Suriyakumar. Thus, for example, if EPS for an immediately preceding fiscal year was $1.00, an incentive bonus of $60,000 would be due for the succeeding fiscal year if EPS for that year exceeds $1.11, but is less than $1.12. Under his employment agreement, Mr. Suriyakumar can elect to receive such incentive bonus in cash or in shares of our common stock.

As the Company’s EPS for the fiscal year ended December 31, 2008 did not exceed its EPS for the fiscal year ended December 31, 2007 by more than 10%, no incentive bonus was paid to Mr. Suriyakumar for our 2008 fiscal year.

Other Executive Officers

As recommended by Mercer prior to signing employment agreements with our executive officers in February 2005 (and in contrast to the annual incentive bonuses available to our President and Chief Executive Officer), our other executive officers are eligible to earn annual incentive bonuses by successfully completing individual performance criteria established by the Compensation Committee. We intend that these goal-oriented awards be responsive to changing internal and external business conditions and objectives from year to year. Based on the accomplishments of our Chief Financial Officer and Chief Technology Officer in past years, we continue to believe that carefully crafted objectives-based annual incentive bonuses will drive operational and technological success. Accordingly, at the beginning of each fiscal year, objectives are established for each of our Chief Financial Officer, Chief Technology Officer and Senior Vice President — National Operations against which their actual performance is measured after the end of the relevant fiscal year.

The incentive bonus objectives for our Chief Financial Officer, our Chief Technology Officer and our Senior Vice President — National Operations are proposed to the Compensation Committee annually by our Chief Executive Officer, and the Committee reviews and refines the objectives with the Chief Executive Officer. The Compensation Committee also evaluates actual performance of these executive officers with the Chief Executive Officer periodically throughout the year. After fiscal year end, the Compensation Committee conducts a final review with our Chief Executive Officer of the performance of each of these executive officers and approves annual incentive bonuses payable to them.

Chief Financial Officer

For 2008, the Compensation Committee determined that Mr. Mather’s incentive bonus objectives were appropriately focused on (i) continuing the Company’s growth through acquisitions, which acquisition activity Mr. Mather led, and (ii) implementing and successfully managing the Company’s overall budgeting and expenses. The Compensation Committee determined that the majority of Mr. Mather’s 2008 incentive bonus objectives, which are summarized below, had been satisfied and that he was therefore entitled to 80% of his incentive bonus:

•	Cash collected from the Company’s operating divisions equal to 97.5% of the Company’s EBITDA (before acquisitions and debt service) for the 12 months ended December 31, 2008;

•	Reduce past due accounts receivable to 10% as of December 31, 2008;

•	Complete acquisitions with annualized revenue of $60 million;

•	Achieve EPS within a full year range of $1.52 to $1.60; and

•	Implement consistent accounting policies, reporting and variance reporting processes in all of the Company’s operating divisions and regions.

(EBITDA is a supplemental measure of the Company’s performance that is not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is net income before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.)

The annual incentive bonus earned by Mr. Mather for our fiscal year ended December 31, 2008, and paid in February 2009, is set forth in the Summary Compensation Table.

Chief Technology Officer

For 2008, the Compensation Committee determined that Mr. Roy’s incentive bonus objectives were directly tied to enhancement of the Company’s existing document management and reprographics software, and the further development of printing functionality for facilities management customers using PlanWell. As in previous years, we believed it to be essential for the Company’s long-term success that it continue to develop and enhance its industry-leading suite of software products for internal use and licensing to third parties. Mr. Roy’s objectives for enhancements and workflow improvements to the Company’s proprietary software products throughout 2008 were established by our Chief Executive Officer and reviewed periodically by the Compensation Committee. The Compensation Committee determined that the majority of Mr. Roy’s objectives for the 2008 fiscal year had been satisfied and that he was therefore entitled to 90% of his incentive bonus.

The annual incentive bonus earned by Mr. Roy for our fiscal year ended December 31, 2008, and paid in February 2009, is set forth in the Summary Compensation Table.

Senior Vice President — National Operations

The incentive bonus objectives that had been established for Mr. Wijesuriya in his prior position as a non-executive officer of the Company were ratified by the Compensation Committee in connection with Mr. Wijesuriya’s appointment as our Senior Vice President — National Operations in August 2008. Those incentive bonus objectives were appropriately focused on supervising operations at the Company’s divisional level and ensuring Company-wide operational efficiency with a view to achieving targeted EBITDA. The Compensation Committee determined that the majority of Mr. Wijesuriya’s 2008 incentive bonus objectives had been satisfied and that he was therefore entitled to 95% of his incentive bonus.

The annual incentive bonus earned by Mr. Wijesuriya for our fiscal year ended December 31, 2008, and paid in February 2009, is set forth in the Summary Compensation Table.

Changes To 2009 Base Salary and Incentive Bonuses Due to Current Economic Conditions

In light of prevailing economic conditions, and in connection with the Company’s overall cost reduction initiative, the employment agreements with our executive officers were amended in March 2009 to provide for voluntary temporary reductions of their respective base salaries from the effective date of the reduction through January 31, 2010 (or, in the case of Mr. Suriyakumar, until his employment agreement is further amended). Under their respective employment agreement amendments, Mr. Suriyakumar agreed to a 50% reduction in base salary and each of Messrs. Mather, Roy and Wijesuriya agreed to a 10% reduction in base salary. In addition, under the employment agreement amendments, each of Messrs. Suriyakumar, Mather, Roy and Wijesuriya have agreed to a waiver of the bonus opportunity for the Company’s fiscal year 2009.

Equity Grants

We believe that equity grants provide our executive officers, non-executive officers and other management-level employees with a strong link to our long-term performance, create an ownership culture and closely align the interests of these employees with the interests of our stockholders. The purpose of equity grants is to encourage a long-term view of the Company’s success and to reward achievements with respect to the Company’s strategic goals and financial performance priorities, as well as individual performance. We do not decide when to grant equity awards based on our plans for release of material information to the public and we do not time the release of material information to the public based on when we make equity grants.

Stock Options

Our Chief Financial Officer, Chief Technology Officer, Senior Vice President — National Operations, our non-executive officers and other management-level employees are eligible to receive stock options pursuant to our 2005 Stock Plan.

Apart from a stock option grant to Mr. Wijesuriya before he was appointed as one of our executive officers in August 2008, we did not grant stock options in 2008 to our executive officers. The Compensation Committee approved stock options grants to certain non-executive officers, including (at that time) Mr. Wijesuriya, and other management-level employees in 2008 which were based on each respective employee’s scope of responsibility.

Stock options granted to non-executive officers and other management-level employees in 2008 vest at the rate of 20% annually over five years. We have designed the vesting schedules for long-term equity incentive awards to encourage employees to focus on the Company’s long-term success and as a means of motivating and retaining employees. Nevertheless, there are no specific guidelines regarding employee ownership of Company stock.

All stock options granted in 2008 were nonstatutory stock options, and our current expectation is that the Company will continue to grant only nonstatutory stock options in the future due to the more favorable tax accounting treatment for such awards, as compared to incentive stock options.

Stock Option Exchange Program

Due to prevailing market and economic conditions, a large number of the Company’s outstanding stock options currently have an exercise price that is significantly higher than the current market price for the Company’s common stock, which may have a detrimental impact on the motivational and retention value of this component of employee compensation. In light of this, the Compensation Committee has considered and approved a stock option exchange program to allow eligible employees who received certain stock option grants the opportunity to exchange those options for replacement stock options at an exercise price equal to the closing price of the Company’s common stock on the NYSE on the new option grant date. Under the terms of the Company’s 2005 Stock Plan, the Committee has the authority to approve and authorize a stock option exchange program.

As currently structured, the stock option exchange program will consist of a one-for-one voluntary exchange of outstanding stock options that were granted following the Company’s initial public offering (“Eligible Options”). The new replacement options will have a vesting schedule of two years from the date of grant of the new option, with 50% of the shares subject to the option vesting on each of the first and second anniversary of the new option grant date. It is currently anticipated that all Company employees (including executive officers) and members of the board of directors who hold Eligible Options will be entitled to participate in the stock option exchange program. Although the stock option exchange program has been approved by the Compensation Committee, certain details of the program (including timing and final determination of accounting consequences (including any stock based compensation charges) arising out of such program) are being finalized. The final terms and conditions of the stock option exchange program will be set forth in materials that the Company will file as part of a tender offer statement with the SEC.

Restricted Stock Awards

In addition to stock options, our 2005 Stock Plan authorizes us to grant restricted shares of our common stock. We believe that grants of restricted stock rewards exceptional performance by providing to our executive officers an opportunity for immediate ownership of our common stock, while also providing retention value through the imposition of vesting conditions. Restricted stock awards foster an ownership culture and help motivate our executive officers to perform at peak levels across economic and business cycles because the value of these awards is linked to the Company’s long-term performance. The Company determines the performance-based conditions for an award of restricted stock, and the conditions for vesting of restricted shares, as appropriate from time to time.

In 2008, the Company awarded a restricted stock bonus of 60,000 shares of the Company’s common stock to Mr. Mather. The shares of restricted stock subject to this grant will vest fully only upon completion of four years of continuous service to the Company as an employee, director, or consultant from the date of grant or upon other terms specified in the restricted stock award agreement between the Company and Mr. Mather. The purpose of this restricted stock award was to reward Mr. Mather for his performance as our Chief Financial Officer, and to provide incentive for his continued service for an additional four-year period. We did not make any other restricted stock awards in 2008.

We have reviewed and considered other forms of long-term equity compensation in addition to stock options and restricted stock. Considering the impact of alignment with stockholder interests, accounting costs, perceived value, and cash cost to the Company, we believe that granting long-term equity incentives primarily in the form of stock options and restricted stock, is the best approach for the Company.

Employee Stock Purchase Plan

We offer all of our employees, including our executive officers, the opportunity to purchase our common stock through a tax-qualified employee stock purchase plan (“ESPP”). Under the ESPP, employees may elect to purchase annually, at a 5% discount (from the closing price of our common stock on the NYSE on the applicable date of purchase), up to the lesser of (a) 400 shares of our common stock, or (b) that number of shares of our common stock having an aggregate fair market value of $25,000.

Other Compensation

Our executive officers are eligible to participate in our health, life and disability insurance plans, and our 401(k) plan to the same extent that our other employees are entitled to participate in such plans. Our employment agreements with certain of our executive officers also provide for payment of certain perquisites, including car allowances and club membership dues. The Company believes that these benefits are desirable and appropriate in order to retain talent and remain competitive in the marketplace and are generally consistent with the practices of our peers. Details about these perquisites are included in the Summary Compensation Table.

Apart from temporary reductions in base salaries paid to our executive officers and eligibility to participate in the proposed stock option exchange program, we have no current plans to change either the employment agreements with our executive officers (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth therein) or the levels of benefits provided thereunder.

Change of Control and Severance Arrangements

We have implemented change of control and severance arrangements for each of our executive officers, including salary and health benefits continuation through specific post-termination periods and accelerated vesting of restricted stock and stock options. We believe that implementing these types of arrangements for our executive officers is an important retention element by providing security against arbitrary termination and that they are appropriate elements of competitive market compensation. Currently, Messrs. Suriyakumar, Roy, Mather and Wijesuriya have change of control and severance arrangements, which are described in the “Employment Contracts — Change in Control and Severance Arrangements” section of this proxy statement.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with the Company’s overall compensation objectives and philosophy, our Compensation Committee believes that the total compensation program for our executive officers is focused on increasing value for stockholders and enhancing the Company’s performance. The Compensation Committee currently believes that a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and annual incentive bonus measures. Our Compensation Committee believes that our executive compensation levels are competitive with compensation programs offered by other companies with which we compete for executive talent.

Compensation Committee Report

The Compensation Committee of the board of directors has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Manuel Perez de la Mesa, Chairman
Thomas J. Formolo
Dewitt Kerry McCluggage

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year indicated by our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer) and our two other most highly compensated executive officers (other than our principal executive officer and our principal financial officer) who were serving as executive officers as of December 31, 2008.

Summary Compensation Table

										Non-Equity
						Stock		Option		Incentive Plan	All Other
		Salary		Bonus		Awards(2)		Awards(2)		Compensation	Compensation		Total
Name and Principal Position(1)	Year	($)		($)		($)		($)		($)	($)		($)

Kumarakulasingam Suriyakumar	2008	650,000		—		100,000		—		—	19,108	(3)	769,108
President and Chief Executive	2007	650,000		—		75,001	(5)	—		—	18,510	(3)	743,511
Officer	2006	650,000		—	(4)	—		—		—	16,506	(3)	666,506
Jonathan R. Mather	2008	369,923		—		152,792	(6)	471,975		240,000	16,856	(7)	1,251,546
Chief Financial Officer	2007	360,000		84,000		—		471,975		216,000	16,367	(8)	1,148,342
	2006	27,692	(9)	—		—		39,331	(10)	—	1,224	(11)	68,247
Rahul K. Roy	2008	446,538		—		142,857		232,402		324,000	46,772	(12)	1,192,569
Chief Technology Officer	2007	400,000		50,000		142,858		232,442		300,000	39,900	(13)	1,165,200
	2006	400,000		—		285,714	(14)	227,535		300,000	34,169	(15)	1,247,418
Dilantha Wijesuriya	2008	197,692	(16)	—		—		77,350	(17)	285,917	25,915	(18)	586,874
Senior Vice President —	2007	—		—		—		—		—	—		—
National Operations	2006	—		—		—		—		—	—		—

(1)	In addition to our principal executive officer and our principal financial officer, our other “executive officers” (as defined in Rule 3b-7 of the Exchange Act) in 2008 were our Chief Technology Officer, Mr. Roy, and our Senior Vice President — National Operations, Mr. Wijesuriya.

(2)	The amounts shown in this column do not reflect the amounts actually received by the executive officer. Instead, the amounts shown reflect the amount of expense recognized by the Company in accordance with FAS 123R (excluding any forfeiture assumptions) in the applicable fiscal year as compensation costs for equity awards granted to the executive officer. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)	Consists of life and disability insurance premiums.

(4)	Given the significant expected savings to the Company resulting from the financial restructuring of our debt in December 2005, the Company and Mr. Suriyakumar agreed to waive the annual incentive bonus that would have been earned by him for the year ended December 31, 2006 based on year-over-year growth of our EPS because our reduced interest costs would have resulted in an incentive bonus to Mr. Suriyakumar greater than originally contemplated.

(5)	On March 27, 2007, we granted Mr. Suriyakumar, then our President and Chief Operating Officer, 15,504 restricted shares of our common stock with an aggregate value of $500,004. 100% of the shares of restricted common stock awarded to Mr. Suriyakumar will vest at the end of five years of continuous service to the Company as an employee, director, or consultant.

(6)	On April 17, 2008, we granted Mr. Mather 60,000 restricted shares of our common stock with an aggregate value of $916,800. 100% of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company, subject to Mr. Mather’s continued employment with the Company.

(7)	Consists of 401(k) plan matching contributions of $1,840 and life and disability insurance premiums of $15,016.

(8)	Consists of 401(k) plan matching contributions of $1,820 and life and disability insurance premiums of $14,547.

(9)	Mr. Mather commenced employment with us December 4, 2006. Mr. Mather’s annual base salary under his original employment agreement was $360,000. Mr. Mather’s employment agreement was amended on April 17, 2008 to increase his base salary to $375,000.

(10)	Mr. Mather was granted an option to purchase 150,000 shares of our common stock under the 2005 Stock Plan, at an exercise price equal to $33.10, which was the closing price of our common stock on the NYSE on December 4, 2006, his first day of employment with the Company. The option vests at the rate of 25% on the first anniversary of Mr. Mather’s employment with the Company and 1/48th thereafter, subject to Mr. Mather’s continued employment with the Company.

(11)	Consists of life and disability insurance premiums.

(12)	Consists of 401(k) plan matching contributions of $492, life and disability insurance premiums of $19,108, car allowance of $23,846 and club membership dues of $3,326.

(13)	Consists of club membership dues of $3,383, car allowance of $17,884, 401(k) plan matching contribution of $123 and life and disability insurance premiums of $18,510.

(14)	Pursuant to a December 7, 2004 Agreement to Grant Stock with Mr. Roy, we granted him 28,253 restricted shares of our common stock with an aggregate value of $1,000,000 upon successful completion of software for our Sub-Hub product. As of November 10, 2006, such software had been completed pursuant to our specifications, and Mr. Roy was granted 28,253 shares (determined by the average closing price on the NYSE for the 10 days immediately preceding the fifth day prior to grant). Such shares remain subject to a reacquisition option in favor of the Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on November 10, 2011.

(15)	Consists of club membership dues of $2,448, auto lease payments of $13,308, 401(k) matching contribution of $1,760 and life and disability insurance premiums of $16,653.

(16)	Mr. Wijesuriya was appointed Senior Vice President — National Operations of the Company effective August 7, 2008, and was paid $102,500 as base salary in this capacity for the remaining portion of fiscal year 2008. Prior to August 7. 2008, Mr. Wijesuriya held a non-executive, senior management with the Company, for which he was paid $95,192 as base salary.

(17)	On February 19, 2009, as part of his compensation for fiscal year 2008, Mr. Wijesuriya was granted an option to purchase 13,858 shares of our common stock under the 2005 Stock Plan, at an exercise price equal to $6.20, which was the closing price of our common stock on the NYSE on the date of grant. The option vests at the rate of 33 1/3% on each of the first three anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

(18)	Consists of car allowance of $15,000, 401(k) plan matching contribution of $1,840 and life and disability insurance premiums of $9,075.

Grants of Plan-Based Awards for 2008

The following table sets forth information regarding plan-based equity awards to our executive officers during 2008. We did not grant any plan-based stock option awards to our executive officers in 2008.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards;	Awards;	Exercise
								Number	Number	or Base	Grant Date
								of Shares	of Shares	Price of	Fair Value
								of Stock	of Stock	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Units	of Units	Awards	and Options
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	Awards(1)

Jonathan R. Mather	4/17/08							60,000			916,800

(1)	Under our 2005 Stock Plan in effect on April 17, 2008, the grant price for a restricted stock grant was the closing price of our common stock on the on the NYSE on the grant date.

(2)	On April 17, 2008, we granted Mr. Mather, our Chief Financial Officer, 60,000 restricted shares of our common stock with an aggregate value of $916,800 or $15.28 per share, which was the closing price of our common stock on the NYSE on the grant date. 100% of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information as of December 31, 2008 regarding outstanding equity awards held by the executive officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards;
										Plan	Market or
				Equity						Awards;	Payout
				Incentive						Number of	Value of
				Plan Awards;					Market	Unearned	Unearned
	Number of	Number of		Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities		Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying		Underlying			Units of		Units of	Other	Other
	Unexercised	Unexercised		Unexercised	Option		Stock that		Stock that	Rights that	Rights that
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Exercise	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Kumarakulasingam Suriyakumar							15,504	(1)	106,978
Jonathan R. Mather	75,000	75,000	(2)		33.10	12/4/2016	60,000	(3)	414,000
Rahul K. Roy	100,000				5.25	5/10/2012	28,253	(4)	194,946
	224,000				5.25	5/10/2012
	80,000	20,000	(5)		5.85	5/30/2014
	6,000	9,000	(6)		25.95	2/21/2016
Dilantha Wijesuriya	7,500		(7)		5.25	5/10/2012
	6,000	9,000	(8)		25.95	2/21/2016
	2,500	10,000	(9)		32.25	2/27/2017
		25,000	(10)		15.56	4/18/2018

(1)	Restricted shares remain subject to a reacquisition option in favor of the Company in the event Mr. Suriyakumar’s continuous service to the Company is terminated, which reacquisition option lapses on March 27, 2012.

(2)	The option vests at the rate of 25% upon the first anniversary of the December 4, 2006 commencement of Mr. Mather’s employment, and 1/48th each month thereafter.

(3)	On April 17, 2008, we granted Mr. Mather 60,000 restricted shares of our common stock with an aggregate value of $916,800. 100% of these shares of restricted common stock awarded to Mr. Mather will vest at the end of four years of continuous service to the Company, subject to Mr. Mather’s continued employment with the Company.

(4)	These restricted shares remain subject to a reacquisition option in favor of the Company for failure to satisfactorily maintain and enhance our Sub-Hub software product, which reacquisition option lapses on November 10, 2011.

(5)	The option was granted on April 30, 2004 and vests at a rate of 20% on each anniversary of the grant date.

(6)	The option was granted on February 21, 2006 and vests at a rate of 20% on each anniversary of the grant date.

(7)	The option was granted on May 10, 2002 and vested at a rate of 20% on each anniversary of the grant date.

(8)	The option was granted on February 21, 2006 and vests at a rate of 20% on each anniversary of the grant date.

(9)	The option was granted on March 27, 2007 and vests at a rate of 20% on each anniversary of the grant date.

(10)	The option was granted on April 18, 2008 and vests at a rate of 20% on each anniversary of the grant date.

Option Exercises and Stock Vested in 2008

None of our executive officers exercised stock options and no shares of restricted stock issued to our executive officers vested during 2008.

Pension Benefits

None of our executive officers participates in, or has account balances in, qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Contracts — Change in Control and Severance Arrangements

Employment Contracts

On February 3, 2005, we entered into employment agreements with Messrs. Suriyakumar and Roy. On July 27, 2007, we amended Mr. Suriyakumar’s agreement to extend his term of employment until February 9, 2011. The initial term of Mr. Roy’s employment agreement expired on February 9, 2008, but was automatically renewed in accordance with its terms on a year-to-year basis thereafter. On April 17, 2008, Mr. Roy’s employment agreement was amended to extend its term until March 31, 2011.

On December 4, 2006, we entered into an employment agreement with Mr. Mather, which includes an initial three-year term and automatic year-to-year renewal thereafter, subject to notice of non-renewal by the Company or Mr. Mather. On April 17, 2008, Mr. Mather’s employment agreement was amended to extend its term until March 31, 2012.

On February 23, 2009, we entered into an employment agreement with Mr. Wijesuriya, which includes an initial three-year term and automatic year-to-year renewal thereafter, subject to notice of non-renewal by the Company or Mr. Wijesuriya.

In March 2009, we entered into amendments to the employment agreements with our executive officers to provide for voluntary temporary reductions of their respective base salaries from the effective date of the reduction through January 31, 2010 (or, in the case of Mr. Suriyakumar, until his employment agreement is further amended). Under their respective amendments, Mr. Suriyakumar agreed to a 50% reduction in base salary and each of Messrs. Mather, Roy and Wijesuriya agreed to a 10% reduction in base salary. In addition, under the amendments, each of Messrs. Suriyakumar, Mather, Roy and Wijesuriya have agreed to a waiver of the bonus opportunity for the Company’s fiscal year 2009.

Base salary and annual incentive bonus provisions under the employment agreements with our executive officers are described in greater detail in the “Base Salary” and “Annual Incentive Bonus” sections in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements with our executive officers also provide for payment of group medical, disability and life insurance premiums for our executive officers and their eligible dependents. In addition, the employment agreements with Messrs. Suriyakumar and Roy provide for payment of certain perquisites, including without limitation, automobile leasing and club membership dues. Our employment agreement with Mr. Mather also provides for the grant of an option to purchase 150,000 shares of our common stock at an exercise price of $33.10 per share (the closing price or our common stock on the NYSE on December 4, 2006, the date that Mr. Mather’s employment with the Company commenced).

Each of our executive officer’s employment agreement also includes customary covenants with respect to proprietary information and inventions. Among other things, the agreements obligate each executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, subject to an exception under the California Labor Code, to assign to us any inventions conceived or developed during the course of employment.

Potential Payments Upon Change in Control or Termination

The employment agreements between us and each of Messrs. Suriyakumar, Roy, Mather and Wijesuriya each include change of control and severance arrangements, which provide as follows:

•	Kumarakulasingam Suriyakumar. If Mr. Suriyakumar is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his base salary through the February 9, 2011 expiration of the employment agreement term; (b) continued payment of premiums for him and his eligible dependants to remain covered by our group medical insurance programs, until the earlier of (i) medical insurance coverage being available through another employer, (ii) termination of eligibility for his children under our policies and applicable laws, or (iii) qualification of him and his spouse, in each instance, for Medicare coverage; (c) continued payment of employer-paid benefits, including without limitation, the lease of automobiles, through the February 9, 2011 expiration of the employment agreement term; and (d) immediate vesting of any unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2008, payment of all the foregoing in connection with termination of Mr. Suriyakumar’s employment without Cause or for Good Reason would have totaled approximately $1,393,974. Accelerated vesting of Mr. Suriyakumar’s restricted stock would have resulted in vesting of 15,504 shares of common stock that were unvested as of December 31, 2008 with an aggregate market value of approximately $106,978, based on the closing price on the NYSE on that date.

•	Rahul K. Roy. If Mr. Roy is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his then base salary through the March 31, 2011 expiration of his employment agreement term, provided that in the event such termination occurs for Good Reason because of a Change of Control (as defined below), such payment of base salary shall continue for the greater of (i) the then remaining term of the agreement, or (ii) twelve months; (b) continued payment of premiums for him and his eligible dependants to remain covered by our group medical insurance programs for the period in which he is entitled to continue to receive his base salary; (c) continued payment of employer-paid benefits, including without limitation, automobile leasing, for the period in which he is entitled to continue to receive his base salary; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2008, payment of all the foregoing in connection with termination of Mr. Roy’s employment without Cause or for Good Reason would have totaled approximately $1,117,824. Accelerated vesting of Mr. Roy’s outstanding stock options would have resulted in full vesting of 29,000 shares of common stock subject to options as of December 31, 2008 with an aggregate market value of approximately $21,000 (representing the aggregate amount by which the accelerated stock options would be “in the money” on December 31, 2008). Accelerated vesting of Mr. Roy’s outstanding restricted stock would have resulted in full vesting of 28,253 shares of restricted common stock as of December 31, 2008 with an aggregate market value of approximately $194,946. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2008.

•	Jonathan R. Mather. If Mr. Mather is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Mather and his eligible dependants to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination; and (d) a pro-rated incentive bonus based on the number of days Mr. Mather is employed with us during the fiscal year in which his employment is terminated. As of December 31, 2008, payment of all of the foregoing in connection with termination of Mr. Mather’s employment without Cause or for Good Reason would have totaled approximately $630,016. Accelerated vesting of Mr. Mather’s outstanding stock options would have resulted in vesting of 75,000 shares of common stock subject to outstanding options as of December 31, 2008, with an aggregate market value of $0 (representing the aggregate amount by which the accelerated stock options would be “in the money” on December 31, 2008). Accelerated vesting of Mr. Mather’s outstanding restricted stock would have resulted in vesting of 60,000 shares of restricted common stock outstanding as of December 31, 2008 with an aggregate market value of approximately $414,000. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2008.

•	Dilantha Wijesuriya. If Mr. Wijesuriya is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Wijesuriya and his eligible dependants to remain covered by our group medical insurance programs for nine months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2008, payment of all of the foregoing in connection with termination of Mr. Wijesuriya’s employment without cause or for “Good Reason” would have totaled approximately $263,272. Accelerated vesting of Mr. Wijesuriya’s outstanding stock options would have resulted in vesting of 44,000 shares of common stock subject to unvested options as of December 31, 2008, with an aggregate fair market value of approximately $0 (representing the aggregate amount by which the accelerated stock options would be “in the money” on December 31, 2008), based on the closing price on the NYSE on that date.

The severance payments and benefits described above are only payable if the executive officer executes and delivers to us an agreement releasing us and our related parties for all claims and liabilities that the executive officer may have against us and our related parties.

Under each of our employment agreements with Messrs. Suriyakumar, Roy, Mather and Wijesuriya:

•	“Cause” means a willful refusal to perform the duties set forth in the agreement or as delegated to him, gross negligence, self dealing or willful misconduct injurious to the Company, fraud or misappropriation of our business and assets, habitual insobriety or use of illegal drugs, any felony conviction or guilty plea that harms the reputation or business of the Company, or material breach of the employment agreement or any material policy of the Company.

•	“Good Reason” means a material change in his respective duties and responsibilities set forth in the employment agreement, without his written consent, a reduction in his compensation, other than as expressly provided in the employment agreement, a material breach by the Company of any other material terms of the employment agreement, or a change of control, as a result of which he is not offered the same or comparable position in the surviving company, or 12 months after accepting such position, he is terminated without Cause, or he terminates his employment for Good Reason, as provided in the employment agreement. In addition, under Mr. Mather’s agreement, termination for Good Reason includes termination resulting from relocation of his principal office to a site greater than 50 miles from Glendale, California. Each of our executive officers entered into amendments to their respective employment agreement in March 2009 connection with a temporary reduction in base salary, thereby voluntarily waiving any claim for termination for Good Reason due to a temporary base salary reduction in fiscal year 2009.

•	“Change of Control” means: (a) our being merged with any other corporation, as a result of which we are not the surviving company or our shares are not exchanged for or converted into more than 50% of the voting securities of the merged company; (b) our sale or transfer of all or substantially all of our assets; or (c) any third party becoming the beneficial owner in one transaction or a series of transactions within 12 months, of at least 50% of our voting securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee from January 2008 to December 2008 were Messrs. Perez de la Mesa, Formolo, and McCluggage. No member of our Compensation Committee during the last fiscal year (i) was, during fiscal year 2008, an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, 5% beneficial owners and their affiliates have engaged in transactions with us in the ordinary course of business. We believe these transactions involved terms comparable to terms that would be obtained from an unaffiliated third party at the times the transactions were consummated. The following is a description of these transactions during our fiscal year ended December 31, 2008.

Related Party Real Property Leases

During our fiscal year ended December 31, 2008, we were a party to real property leases with entities owned by our former Chairman of the Board and 5% stockholder, Mr. Chandramohan, and our current Chairman of the Board, President and Chief Executive Officer, Mr. Suriyakumar, for eight of our facilities located in Los Angeles, California, San Jose, California, Irvine, California, Sacramento, California, Oakland, California, Gaithersburg, Maryland, Costa Mesa, California and Monterey Park, California. These facilities are leased to us under written lease agreements between us and Sumo Holdings Los Angeles, LLC, Sumo Holdings San Jose, LLC, Sumo Holdings Irvine, LLC, Sumo Holdings Sacramento, LLC (for both Sacramento and Oakland, California facilities), Sumo Holdings Maryland, LLC, Sumo Holdings Costa Mesa, LLC (collectively, the “Sumo leases”), and Dieterich-Post Company, respectively. Messrs. Chandramohan and Suriyakumar are the only members of each of the Sumo Holdings limited liability companies and collectively own 85% of the outstanding shares of Dieterich-Post Company. The eight leases described above expire between March 31, 2014 and July 31, 2019.

Under these real property leases, we paid these entities rent in the aggregate amount of $1,586,000 in 2008. We were also obligated to reimburse these entities for certain real property taxes and the actual costs incurred by these entities for insurance and maintenance on a triple net basis. Due to current economic conditions, in February 2009, the lessors under the Sumo leases agreed to a rent rebate under the Sumo leases equal to 10% of the aggregate monthly rental payments under such leases for the 2009 period of the applicable lease term.

Consulting Agreements

On February 28, 2007, we entered into a written consulting agreement with Legg Consulting LLC, which is controlled by our former Chief Financial Officer, Mark Legg, effective March 1, 2007 upon Mr. Legg’s resignation as our full-time employee. Pursuant to this consulting agreement, we engaged Mr. Legg to provide professional services related to merger and acquisition strategic planning and due diligence, transition assistance to our current

Chief Financial Officer, pending accounting matters, and such other matters as we may have requested. We paid Legg Consulting LLC the sum of $24,250 per month during the term of the agreement. The agreement expired on February 28, 2008.

Effective January 1, 2008, we entered into a consulting arrangement with Sathiyamurthy Chandramohan, the former Chairman of our board of directors, which arrangement was subsequently memorialized in a written consulting agreement between the Company and Mr. Chandramohan. The term of the consulting agreement will expire on June 30, 2010. Pursuant to the consulting agreement, we engaged Mr. Chandramohan to provide consulting services to the board and such other matters as the board may request. We pay Mr. Chandramohan the sum of $24,250 per month during the term of the agreement. In light of prevailing economic conditions, Mr. Chandramohan has agreed to a 20% reduction in the compensation payable to him under the consulting agreement during fiscal year 2009.

Policies and Procedures Regarding Related Transactions

The real property leases described above were originally entered into by us between November 17, 1997 and September 23, 2003. Our board of directors determined that, as of the February 2005 closing of our initial public offering, we would not enter into any arrangements to lease any additional facilities from Messrs. Chandramohan and Suriyakumar or their affiliates. Our board of directors requires that any extensions of the existing real property leases will not be approved if the proposed base rent exceeds the then-existing fair market rate in the applicable geographic market. Our Chief Financial Officer reviews relevant market data to ensure that lease term base rent for any extension term does not exceed the fair market rate and is authorized to consult with and retain the services of professionals, as necessary, to determine prevailing market rental rates.

In addition to the guidelines regarding real property leases, guidelines adopted by our board of directors require that the board review and approve any proposed transaction with any principal stockholder, director, or executive officer, including their affiliates and other related persons. Pursuant to these guidelines, our board of directors reviewed and approved the compensation under the consulting agreements with Legg Consulting LLC and Mr. Chandramohan described above.

Indemnification Agreements

We have entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

Registration Rights Agreement

On April 10, 2000, we entered into a registration rights agreement with Messrs. Chandramohan and Suriyakumar, and with certain other holders of our common stock and holders of warrants to purchase our common stock, including entities affiliated with our director, Mr. Formolo, and our former director, Mr. Code, which registration rights agreement was amended as of December 29, 2004. Currently, the registration rights agreement is only in effect with respect to shares held by Messrs. Chandramohan and Suriyakumar (or entities in which they control a majority of voting shares), which are entitled to certain rights with respect to the registration of such shares under the Securities Act. These registration rights are summarized below.

Piggyback Registrations.  If we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration of registrable securities or a registration on Form S-4 or Form S-8) for us or for holders of securities other than the registrable securities, we will offer the holders of registrable securities the opportunity to register their registrable securities.

Conditions and Limitations; Expenses.  The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We will pay the registration expenses of the holders of registrable securities in demand registrations and piggyback registrations in connection with the registration rights agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and certain officers of the company and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of ARC’s common stock. Such directors, officers and greater-than-10% stockholders are required to furnish us with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and ARC is required to disclose in this report any late filings or failures to file.

Based solely on our review of copies of the Section 16(a) reports received or written representations from such officers, directors and greater-than-10% stockholders, we believe that all Section 16(a) filings applicable to our officers, directors and greater-than-10% stockholders were complied with during the fiscal year ended December 31, 2008, with the exception of one Form 4 that was not timely filed in respect of a restricted stock grant to Jonathan R. Mather during fiscal year 2008.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Change in Independent Auditors

The Audit Committee of our board of directors has the authority to appoint and replace our independent auditors. On March 27, 2009, following a comprehensive search process conducted by the Company, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) and appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors for fiscal year 2009. PwC had served as the Company’s independent auditors beginning with the Company’s fiscal year ended December 31, 2003 through fiscal year ended December 31, 2008.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2008 and 2007, and through March 27, 2009, there have been no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in their reports on the financial statements for such years. During the fiscal years ended December 31, 2008 and 2007, and through March 27, 2009, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter was filed as Exhibit 16 to the Form 8-K disclosing this change in independent registered public accountant.

During the fiscal years ended December 31, 2008 and 2007, and through the date of the appointment of Deloitte as the Company’s independent auditors for fiscal year 2009, the Company did not consult with Deloitte regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K except that Deloitte provided valuation services in connection with purchase price allocation of an acquisition in 2007 and an acquisition in 2008.

Stockholders are asked to ratify the appointment of Deloitte at the annual meeting. A representative of Deloitte will be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Auditor Fees

A summary of the services provided by PwC, and fees paid for such services (in thousands) for the fiscal years ended December 31, 2008 and 2007 are as follows:

	2008	2007

Audit fees(a)	$1,980	$2,099
Audit related fees(b)	84	343
Tax fees(c)	554	54
All other fees(d)	2	4

	$2,620	$2,500

(a)	Consists of aggregate fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for each of the fiscal years ended December 31, 2008 and December 31, 2007, reviews of financial statements in the company’s quarterly reports on Form 10-Q for each of the fiscal years ended December 31, 2008 and December 31, 2007.

(b)	Consists of aggregate fees billed or expected to be billed for assurance and related services reasonably related to the performance of the audit or review of the company’s financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 and are not included in the audit fees listed above. This category includes fees related to accounting consultations, consultations concerning financial accounting and reporting standards, and audit services not required by statute or regulation.

(c)	Consists of aggregate fees billed or expected to be billed for tax compliance, tax advice, and tax planning for each of the fiscal years ended December 31, 2008, and December 31, 2007.

(d)	Consists of aggregate fees billed or expected to be billed for all other services not included in the three categories set forth above for each of the fiscal years ended December 31, 2008 and December 31, 2007.

The Audit Committee has adopted a pre-approval policy governing the engagement of the Company’s independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s pre-approval policy provides that the Audit Committee must pre-approve all audit services and non-audit services to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee pre-approval policy establishes pre-approved categories of certain non-audit services that may be performed by the Company’s independent registered public accounting firm during the fiscal year, subject to dollar limitations that may be set by the Audit Committee. Pre-approved services include certain audit related services, tax services and various non-audit related services. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next meeting. One hundred percent of the services provided by PricewaterhouseCoopers LLP during 2008 and 2007 were approved by the Audit Committee in accordance with the pre-approval procedures described above.

Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, and (9) legal services.

Vote Required For Ratification

The Audit Committee has sole authority to appoint ARC’s independent auditors for fiscal year 2009 pursuant to the terms of the Audit Committee charter. Accordingly, stockholder approval is not required to appoint Deloitte as ARC’s independent auditors for fiscal year 2009. The board believes, however, that submitting the appointment of Deloitte to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will review its future selection of independent auditors.

The ratification of the appointment of Deloitte as ARC’s independent auditors for fiscal year 2009 requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS ARC’S
INDEPENDENT AUDITORS FOR FISCAL YEAR 2009

OTHER MATTERS

We know of no other business to be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact us at American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact us at, American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Stockholder Proposals and Nominations

Our amended and restated bylaws set forth the requirements that must be satisfied in order for a stockholder to recommend a nominee for election to our board of directors at our annual meeting or to bring other business properly before our annual meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must give timely notice of the nomination in writing to our secretary, (ii) such other business must be a proper matter for stockholder action, (iii) if the stockholder provides the Company with a solicitation notice (in accordance with our amended and restated bylaws), the stockholder must deliver a proxy statement and form of proxy, in the case of a stockholder proposal of other business, to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal and, in the case of a nomination, to holders of a percentage of our voting securities reasonably believed by the stockholder to be sufficient to elect the nominee, and must, in either case, have included in such materials the solicitation notice, and (iii) if no solicitation notice is timely provided, then the stockholder must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

To be timely, a stockholder’s notice must be delivered to the attention of our secretary at our principal executive office not later than the close of business on the 90th day, or earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of our annual meeting will not commence a new time period for the giving of a stockholder’s notice.

The stockholder’s notice must set forth: (i) as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice (A) the name and address of the stockholder, as they appear on our books and records, (B) the class and number of shares of our stock that are owned beneficially and of record by the stockholder, and (C) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of the stockholder proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the stockholder proposal or, in the case of a nomination, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees.

You may contact our secretary c/o American Reprographics Company, 700 North Central Avenue, Suite 550, Glendale, California 91203, Attention: Jonathan R. Mather, Secretary, telephone (818) 500-0225 to request a printed copy of the relevant amended and restated bylaws provision regarding the requirements for making stockholder proposals and nominating director candidates.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers file electronically with the SEC. The SEC’s internet site is www.sec.gov.

Our internet address is www.e-arc.com. You can access our Investor Relations webpage through our internet site, www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page. We make available free of charge, on or through our Investor Relations webpage, our proxy statements, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available, through our Investor Relations webpage, statements of beneficial ownership of our equity securities filed by our directors, officers, 10% or greater stockholders and others under Section 16 of the Exchange Act. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

A copy of our Code of Conduct, as defined under Item 406 of Regulation S-K, including any amendments thereto or waivers thereof, Corporate Governance Guidelines, and Board Committee Charters can also be accessed on our website www.e-arc.com, by clicking on the “Investor Relations” link at the top of the page and then selecting “Corporate Governance” from the Investor Relations webpage. Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our internet site.

You can request a printed copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations at 925-949-5100 or by sending a request by mail to 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, attention David Stickney, Vice President Corporate Communications.

YOUR VOTE AT THIS YEAR’S ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By order of the board of directors,

Jonathan R. Mather
Chief Financial Officer and Secretary

April 2, 2009

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s) , mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote “For” the following.
		☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees

01 K. Suriyakumar 02 Thomas J. Formolo 03 Dewitt Kerry McCluggage 04 James F. McNulty 05 Mark W. Mealy 06 Manuel Perez de la Mesa 07 Eriberto R. Scocimara

The Board of Directors recommends you vote FOR the following proposal (s) .		For	Against	Abstain

2	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2009	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

AMERICAN REPROGRAPHICS COMPANY This proxy is solicited by the Board of Directors Annual Meeting of Stockholders 4/30/2009 9:00 a.m. EDT
The undersigned hereby appoints Jonathan R. Mather, Chief Financial Officer and Secretary of ARC, and Kumarakulasingam Suriyakumar, the Chairman of the Board, Chief Executive Officer, President and a director of ARC, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of American Reprographics Company held by the undersigned on March 20, 2009, at the annual meeting of stockholders to be held at the The Westin Pittsburgh Convention Center, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222 on Thursday, April 30, 2009, at 9:00 a.m. EDT, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof. If no directions are given, this Proxy will be voted for all of the director nominees named on the reverse side and for Item 2. The above named proxies will vote in their discretion on all other matters that are properly brought before the annual meeting. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.
Continued and to be signed on reverse side